EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.s 333-58205 and 333-58209) of Covansys Corporation of our report dated March 30, 2004, except for Note 2, as to which the date is August 3, 2004 relating to the consolidated financial statements, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Detroit, Michigan
August 4, 2004